UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2017

HYATT HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34521	20-1480589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Riverside Plaza
Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 750-1234

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously announced, on November 9, 2017, Hyatt Hotels Corporation (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with the Pritzker Family Foundation, pursuant to which the Company agreed to purchase 600,000 shares of Class B Common Stock. The closing of such repurchase transaction occurred on November 14, 2017. The shares of Class B Common Stock repurchased represented approximately 0.5% of the Company’s total shares of common stock outstanding prior to the repurchase.

Upon closing of this repurchase, the 600,000 shares of Class B Common Stock automatically converted into 600,000 shares of Class A Common Stock. All 600,000 shares of Class B Common Stock converted in the repurchase will be retired in accordance with the Company’s Certificate of Incorporation, and the number of authorized shares of Class B Common Stock will be reduced by 600,000. All 600,000 shares of Class A Common Stock into which the shares of Class B Common Stock will convert will also be retired, and will resume the status of authorized but unissued shares. As of November 15, 2017, there are 72,802,828 shares of Class B Common Stock outstanding and 46,093,506 shares of Class A Common Stock outstanding. The shares repurchased were repurchased under the Company’s previously announced repurchase program. Following this repurchase, the Company has approximately $113.6 million remaining under its repurchase authorization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyatt Hotels Corporation

Date: November 15, 2017	By:	/s/ Patrick J. Grismer
	Name:	Patrick J. Grismer
	Title:	Executive Vice President, Chief Financial Officer